Exhibit 99.1

LEISURE ACQUISITION CORP.

Form of Charter of the Audit Committee
of the Board of Directors

Adopted As of [         ][•], 2017

Purpose and Policy

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of Leisure Acquisition Corp., a Delaware corporation (the “Company”), in fulfilling the Board’s oversight responsibilities with respect to:

(i)	the Company’s corporate accounting and financial reporting processes;

(ii)	the Company’s systems of internal control over financial reporting and audits of financial statements;

(iii)	the quality and integrity of the Company’s financial statements and reports;

(iv)	the qualifications, independence and performance of the registered public accounting firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”); and

(v)	the performance of the Company’s internal audit function, if and when the Company has such a function.

The Committee shall also provide oversight assistance in connection with the Company’s legal, regulatory and ethical compliance programs as established by management and the Board.

The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee and the Auditors, the Company’s financial management and, if applicable, the Company’s internal auditors.

Composition

The Committee shall consist of at least three (3) members of the Board. Each member of the Committee shall satisfy the independence requirements of the Securities and Exchange Commission (“SEC”) and the independence and financial literacy requirements set forth in the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”) that are applicable to Committee members as in effect from time to time, when and as required by NASDAQ. At least one member of the Committee shall qualify as an Audit Committee Financial Expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended, and shall satisfy the applicable NASDAQ financial sophistication requirements as in effect from time to time. Members of the Committee may only receive director and committee member fees as compensation from the Company. The members of the Committee shall be appointed by the Board and shall serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The chairman of the Committee (the “Chairman”) shall be appointed by the Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee. The Chairman (or in his or her absence, a member designated by the Chairman) shall preside at all meetings of the Committee.

Meetings And Minutes

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require (i) the vote of a majority of the members present at a meeting of the Committee at which a quorum is present or (ii) a unanimous written consent of the members of the Committee then serving. Minutes of each meeting of the Committee, and each written consent, shall be prepared and distributed to each director of the Company and the Secretary of the Company after each meeting and shall be placed in the Company’s minute book. The Chairman of the Committee shall report to the Board regarding the activities of the Committee from time to time, or whenever so requested by the Board.

Authority

The Committee shall have authority in its sole discretion to appoint, determine compensation for and, at the Company’s expense, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this Charter.

The Committee shall have authority in its sole discretion to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority in its sole discretion to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties.

Each member of the Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Auditors) or investment bankers, or any other consultant or advisor to the Company, attend any meeting of the Committee or meet with any member of the Committee or any of its special, outside legal, accounting or other advisors or consultants.

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The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

Responsibilities

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Company. The Auditors and each such other registered public accounting firm shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as it deems appropriate under the circumstances:

Responsibilities with respect to Auditors

1.       Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications and to determine whether to retain, or to terminate, the engagement of the existing Auditors, or to appoint and engage a different independent registered public accounting firm. The Committee shall at least annually, obtain and review a report by the Auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issue.

2.       Communication Prior to Engagement. Prior to engagement of any prospective Auditors, to review a written disclosure by the prospective Auditors of all relationships between the prospective Auditors, or their affiliates, and the Company, or persons in financial oversight roles at the Company, that may reasonably be thought to bear on independence, and to discuss with the prospective Auditors the potential effects of such relationships on the independence of the prospective Auditors, consistent with Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”), of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

3.       Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

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4.       Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

5.       Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

6.       Auditor Independence. At least annually, consistent with Rule 3526, to receive and review written disclosures from the Auditors delineating all relationships between the Auditors, or their affiliates, and the Company, or persons in financial oversight roles at the Company, that may reasonably be thought to bear on independence, and a letter from the Auditors affirming their independence, to consider and discuss with the Auditors any potential effects of any such relationships on the independence of the Auditors as well as any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

7.       Former Employees of Auditors. To consider and, if deemed appropriate, adopt policies regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Auditors and engaged on the Company’s account.

8.       Auditor Communications. At least annually, to discuss with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 12. AU section 380), as adopted by the PCAOB in Rule 3200T (including any successor rule adopted by the PCAOB).

9.       National Office Communications. To review and discuss with the Auditors, as appropriate, communications between the Auditors involved in the audit of the Company’s financial statements and the Auditors’ national office with respect to accounting or auditing issues presented by the engagement.

10.       Engagement of Other Registered Public Accounting Firms. To determine and approve engagements of any registered public accounting firm (in addition to the Auditors) prior to commencement of such engagements, to perform any other review or attest service, including the compensation to be paid at the Company’s expense to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, so long as any such preapproval decisions are made, and presented to the full Committee, in accordance with such policies and procedures.

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Responsibilities with respect to Financial Statements and Related Disclosures

11.       Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the SEC and to recommend to the Board whether or not such financial statements should be so included.

12.       Annual Audit Results. To review with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of the Company’s accounting principles and practices, the Auditors’ views about qualitative aspects of the Company’s significant accounting practices, the reasonableness of significant judgments and estimates (including material changes in estimates), all known and likely misstatements identified during the audit (other than those the Auditors believe to be trivial), the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the PCAOB.

13.       Quarterly Results. To review and discuss with management and the Auditors, as appropriate, the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the SEC of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under standards of the PCAOB.

14.       Management’s Discussion and Analysis. To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

15.       Disclosure Committee. If the Board determines it to be in the best interests of the Company and its stockholders to establish a Disclosure Committee, to meet with the Disclosure Committee (or a representative thereof), as part of the Committee’s regular review of the Company’s Form 10-K and Form 10-Q reports (and other filings by the Company with the SEC, when applicable and as deemed necessary, appropriate or desirable by management).

16.       Press Releases. To review and discuss with management and the Auditors, as appropriate, earnings press releases, and press releases containing information relating to material developments as well as the substance of financial information, information relating to material developments and earnings guidance provided to analysts and rating agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made (paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information). The Chairman of the Committee may represent the entire Committee for purposes of these discussions.

17.       Accounting Principles and Policies. To review with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management, the potential impact on the Company’s financial statements of off-balance sheet structures and, if in the judgment of the Committee such review is necessary or appropriate, any other significant reporting issues and judgments, significant regulatory, legal and accounting initiatives or developments that may have a material impact on the Company’s financial statements, compliance programs and policies.

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18.       Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit, including a review with the Auditors of any significant difficulties encountered during the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management whether or not resolved, and management’s response, if any.

19.       Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance and the steps taken by management to monitor and control these exposures; and to review and discuss with management, as appropriate, insurance programs, including director and officer insurance, product liability insurance and general liability insurance.

20.       Management Letters. To review and discuss with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

21.       Disagreements Between Auditors and Management. To review and discuss with management and the Auditors, or any other registered public accounting firm engaged to perform review or attest services, any conflicts or disagreements between management and the Auditors, or such other accounting firm, whether or not resolved, regarding financial reporting, accounting practices or policies or other matters, that individually or in the aggregate could be significant to the Company’s financial statements or the Auditors’ report, and to resolve any conflicts or disagreements regarding financial reporting.

Responsibilities with respect to Internal Audit and Internal Control

22.       Internal Control Over Financial Reporting. To confer with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of the Company’s internal control over financial reporting, including (a) significant deficiencies or material weaknesses identified by the Company’s Auditors, as well as any special steps adopted in light of significant deficiencies or material weaknesses, if any, and the adequacy of disclosures about changes in internal control over financial reporting, and (b) any fraud, whether or not material, that involves management or other employees who have any significant role in the Company’s internal control over financial reporting.

23.       Internal Audit Function. To evaluate from time to time the necessity for the Company to adopt a formal internal audit function. At such time as the Company adopts an internal audit function, the Committee shall coordinate the Board’s oversight of the performance of that function. In this regard, the Committee shall review the appointment of the senior internal auditing manager and shall review any reports to management or the Board from the internal audit department and management’s response to such reports.

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24.       Separate Sessions. Periodically, to meet in separate sessions with the Auditors, the internal auditors or other personnel responsible for the internal audit function, if applicable and as appropriate, and management to discuss any matters that the Committee, the Auditors, the internal auditors or other personnel responsible for the internal audit function, if applicable, or management believe should be discussed privately with the Committee.

Other Responsibilities

25.       Related-Person Transactions. To establish a policy for the identification, review, consideration and approval or ratification of transactions involving the Company and any related person, and consistent with such policy, to consider such transactions for approval or ratification.

26.       Monitor Compliance with Terms of Offering. To monitor compliance, on a regularly scheduled basis, with the terms of the Company’s initial public offering (the “Offering”) and, if any noncompliance is identified, promptly take all action necessary to rectify such noncompliance or otherwise cause the Company to come into compliance with the terms of the Offering.

27.       Review Payments. To review and approve all payments made to the Company’s sponsors, strategic investor, officers or directors, or our or their affiliates.

28.       Correspondence with Regulators. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, any special counsel, separate accounting firm or other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

29.       Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and to establish such procedures as the Committee may deem appropriate for the receipt, retention, and treatment of complaints received by the Company with respect to any other matters that may be directed to the Committee for review and assessment.

30.       Regulatory and Accounting Initiatives. To review with counsel and the Auditors and/or management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, or compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

31.       Ethical Compliance. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Business Conduct and Ethics.

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32.       Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

33.       Proxy Report. To prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

34.       Investment Policy. To review on a periodic basis the Company’s investment policy.

35.       Annual Charter Review. To review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for its consideration and approval.

36.       Report to Board. To report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Auditors, the performance of the Company’s internal audit function, if applicable, or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

37.       Annual Committee Evaluation. To conduct an annual evaluation of the performance of the Committee.

38.       General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports to be filed with the SEC, and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP, are free of fraud or otherwise comply with applicable laws.

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